Exhibit 99.1
First Western Reports First Quarter 2024 Financial Results
First Quarter 2024 Summary
•Net income available to common shareholders of $2.5 million in Q1 2024, compared to a Net loss of $3.2 million in Q4 2023.
•Diluted earnings/(loss) per share of $0.26 in Q1 2024, compared to $(0.34) in Q4 2023
•Non-interest income increased 19.7% to $7.3 million compared to $6.1 million in Q4 2023 and 25.3% compared to $5.8 million in Q1 2023
•Loan to deposit ratio decreased to 98.4% in Q1 2024, compared to 100.6% in Q4 2023
•Book value per common share increased 0.8% from $25.33 in Q4 2023 to $25.52 in Q1 2024. Tangible book value per common share(1) increased 0.9% from $22.01 in Q4 2023, to $22.21 in Q1 2024.
•Total capital to risk-weighted assets ratio of 13.15% in Q1 2024, compared to 12.59% in Q4 2023
Denver, Colo., April 18, 2024 – First Western Financial, Inc. (“First Western” or the “Company”) (NASDAQ: MYFW), today reported financial results for the first quarter ended March 31, 2024.
Net income available to common shareholders was $2.5 million, or $0.26 per diluted share, for the first quarter of 2024. This compares to Net loss of $3.2 million, or $(0.34) per diluted share, for the fourth quarter of 2023, and Net income of $3.8 million, or $0.39 per diluted share, for the first quarter of 2023.

Scott C. Wylie, CEO of First Western, commented, "While continuing to prioritize prudent risk management and a conservative approach to new loan production, we delivered a higher level of profitability during the first quarter compared to Q4 2023. As a result of strong execution on our strategic priorities, we saw positive trends in a number of key areas including further improvement in our loan-to-deposit ratio, a higher level of non-interest income driven by our wealth management and mortgage banking businesses, and improvement in our asset quality with a decline in non-performing loans and net charge-offs to average loans of 0.00% in the quarter. Given our higher level of profitability and prudent balance sheet management, we were able to continue increasing our tangible book value per share and our risk-based capital ratios.
“While economic conditions remain uncertain, we will continue to prioritize prudent risk management and be conservative in new loan production, while focusing on adding new full banking relationships with high quality clients that need the multiple products and services we can provide in banking, wealth management, and other areas. When economic conditions improve, given the strength of our balance sheet, including the higher level of liquidity that we now have, we believe we are well positioned to capitalize on increased loan demand to grow our balance sheet, increase revenue, and realize more operating leverage, which should result in further increases in our level of profitability and additional value being created for shareholders,” said Mr. Wylie.

	For the Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands, except per share data)	2024	2023	2023
Earnings Summary
Net interest income	$16,070	$16,331	$19,573
Provision/(release) for credit losses	72	8,493	(310)
Total non-interest income	7,277	6,081	5,806
Total non-interest expense	19,696	18,276	20,528
Income/(loss) before income taxes	3,579	(4,357)	5,161
Income tax expense/(benefit)	1,064	(1,138)	1,341
Net income/(loss) available to common shareholders	2,515	(3,219)	3,820
Basic earnings/(loss) per common share	0.26	(0.34)	0.40
Diluted earnings/(loss) per common share	0.26	(0.34)	0.39

Return on average assets (annualized)	0.35%	(0.45)%	0.54%
Return on average shareholders' equity (annualized)	4.10	(5.17)	6.40
Return on tangible common equity (annualized)(1)	4.71	(6.11)	7.35
Net interest margin	2.34	2.37	2.93
Efficiency ratio(1)	83.44	80.93	78.44
____________________
(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.
Operating Results for the First Quarter 2024
Revenue
Total income before non-interest expense was $23.3 million for the first quarter of 2024, an increase of 67.2%, compared to $13.9 million for the fourth quarter of 2023. Gross revenue(1) was $23.5 million for the first quarter of 2024, an increase of 4.6%, from $22.5 million for the fourth quarter of 2023. The increase in Total income before non-interest expense was primarily driven by a decrease in Provision for credit losses. Relative to the first quarter of 2023, Total income before non-interest expense decreased 9.4% from $25.7 million. Gross revenue decreased 9.8% from $26.1 million for the first quarter of 2023. The decrease was driven by a decrease in Net interest income as a result of higher Interest expense due to higher deposit costs, offset partially by higher Interest income.
(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.
Net Interest Income
Net interest income for the first quarter of 2024 was $16.1 million, a decrease of 1.6% from $16.3 million in the fourth quarter of 2023. Relative to the first quarter of 2023, Net interest income decreased 17.9% from $19.6 million. The decreases were due to higher Interest expense driven primarily by higher deposit costs, offset partially by higher Interest income.

Net Interest Margin
Net interest margin for the first quarter of 2024 decreased 3 basis points to 2.34% from 2.37% reported in the fourth quarter of 2024, primarily due to continued pricing pressure on interest-bearing deposits and an unfavorable mix shift in the deposit portfolio.
The yield on interest-earning assets increased 7 basis points to 5.58% in the first quarter of 2024 from 5.51% in the fourth quarter of 2023 and the cost of interest-bearing deposits increased 19 basis points to 4.13% in the first quarter of 2024 from 3.94% in the fourth quarter of 2023.
Relative to the first quarter of 2023, net interest margin decreased from 2.93%, primarily due to pricing pressure on interest-bearing deposits and an unfavorable mix shift in the deposit portfolio.
Non-interest Income
Non-interest income for the first quarter of 2024 was $7.3 million compared to $6.1 million in the fourth quarter of 2023, primarily driven by an increase in Net gain on mortgage loans and higher Bank fees during the first quarter of 2024, partially offset by lower Risk management and insurance fees, which tend to be seasonally higher in the fourth quarter.
Relative to the first quarter of 2023, Non-interest income increased 25.3% from $5.8 million. Increases were driven by most components of Non-interest income, including Bank fees, Net gain on loans held for sale, Trust and investment management fees, Net gain on mortgage loans, and Net gain on loans accounted for under the fair value option.
Non-interest Expense
Non-interest expense for the first quarter of 2024 was $19.7 million compared to $18.3 million for the fourth quarter of 2023. The increase was driven by higher Salaries and employee benefits due to a higher bonus accrual commensurate with improved earnings in the first quarter of 2024 as compared to the fourth quarter of 2023 and higher payroll taxes, which tend to be seasonally higher in the first quarter.
Relative to the first quarter of 2023, Non-interest expense decreased 4.1% from $20.5 million, driven primarily by lower Salaries and employee benefits as a result of staffing reductions in 2023 to better align expenses with lower revenue. The decrease was partially offset by increased Professional services and Other operational costs related to higher legal, audit and other professional fees.
The Company’s efficiency ratio(1) was 83.4% in the first quarter of 2024, compared with 80.9% in the fourth quarter of 2023 and 78.4% in the first quarter of 2023.
(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.
Income Taxes
The Company recorded Income tax expense of $1.1 million for the first quarter of 2024, compared to Income tax benefit of $1.1 million for the fourth quarter of 2023 and Income tax expense of $1.3 million for the first quarter of 2023.
Loans
Total loans held for investment were $2.48 billion as of March 31, 2024, a decrease of 2.2% from $2.54 billion as of December 31, 2023, the decline was due to a net decrease in Commercial and Industrial and 1-4 Family Residential portfolios. Relative to the first quarter of 2023, Total loans held for investment were flat year over year at $2.48 billion as of March 31, 2023.

Deposits
Total deposits were $2.53 billion as of March 31, 2024, which were flat compared to December 31, 2023. Relative to the first quarter of 2023, Total deposits increased 5.9% from $2.39 billion as of March 31, 2023, driven primarily by Interest-bearing deposits due to new and expanded deposit relationships.
Borrowings
Federal Home Loan Bank (“FHLB”) and Federal Reserve borrowings were $69.5 million as of March 31, 2024, a decrease of $56.2 million from $125.7 million as of December 31, 2023. Relative to the first quarter of 2023, borrowings decreased $191.9 million from $261.4 million as of March 31, 2023. The change in borrowings from December 31, 2023 and March 31, 2023 is driven by a $31.0 million repayment of a Bank Term Funding Program loan that matured in March 2024. The change when compared to March 31, 2023 was also driven by a decline in FHLB borrowing reliance as a result of increased deposits.
Subordinated notes were $52.4 million as of March 31, 2024, compared to $52.3 million as of December 31, 2023. Subordinated notes increased $0.2 million from $52.2 million as of March 31, 2023.
Assets Under Management

Assets Under Management ("AUM") increased by $388.5 million during the first quarter to $7.14 billion as of March 31, 2024, compared to $6.75 billion as of December 31, 2023. This increase was primarily attributable to an increase in market values throughout the first quarter of 2024, resulting in an increase in the value of AUM balances. Total AUM increased by $759.4 million compared to March 31, 2023 from $6.38 billion, which was primarily attributable to improving market conditions year-over-year resulting in an increase in the value of AUM.
Credit Quality
Non-performing assets totaled $46.0 million, or 1.57% of total assets, as of March 31, 2024, compared to $51.1 million, or 1.72% of total assets, as of December 31, 2023. The decrease is primarily due to the sale of a non-performing Construction and Development note at a gain, a large principal payment received on a Cash, securities and other note offset partially by one new Non-performing Commercial and Industrial loan. As of March 31, 2023, non-performing assets totaled $12.5 million, or 0.42% of total assets. Relative to the first quarter of 2023, the increase in non-performing assets was due to the net addition of $33.5 million in loans added throughout 2023.
During the first quarter of 2024 the Company recorded a provision expense of $0.1 million, compared to a provision expense of $8.5 million in the fourth quarter of 2023 and a $0.3 million release to its provision in the first quarter of 2023. The decrease in provision expense recorded in the first quarter of 2024 compared to fourth quarter of 2023 reflects a Commercial and Industrial loan where the borrower filed for bankruptcy resulting in a charge-off of the entire loan balance during the fourth quarter of 2023.

Capital
As of March 31, 2024, First Western (“Consolidated”) and First Western Trust Bank (“Bank”) exceeded the minimum capital levels required by their respective regulators. As of March 31, 2024, the Bank was classified as “well capitalized,” as summarized in the following table:

March 31,
2024
Consolidated Capital
Tier 1 capital to risk-weighted assets	9.77%
Common Equity Tier 1 ("CET1") to risk-weighted assets	9.77
Total capital to risk-weighted assets	13.15
Tier 1 capital to average assets	7.73

Bank Capital
Tier 1 capital to risk-weighted assets	11.00
CET1 to risk-weighted assets	11.00
Total capital to risk-weighted assets	12.02
Tier 1 capital to average assets	8.70
Book value per common share increased 0.8% from $25.33 as of December 31, 2023 to $25.52 as of March 31, 2024. Book value per common share increased 1.2% from $25.22 as of March 31, 2023.
Tangible book value per common share(1) increased 0.9% from $22.01 as of December 31, 2023, to $22.21 as of March 31, 2024. Tangible book value per common share increased 1.5% from $21.85 as of March 31, 2023.
(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.
Conference Call, Webcast and Slide Presentation
The Company will host a conference call and webcast at 10:00 a.m. MT/ 12:00 p.m. ET on Friday, April 19, 2024. Telephone access: https://register.vevent.com/register/BId5870626426740ff9c585b6c315ea36c.
A slide presentation relating to the fourth quarter 2024 results will be accessible prior to the scheduled conference call. The slide presentation and webcast of the conference call can be accessed on the Events and Presentations page of the Company’s investor relations website at https://myfw.gcs-web.com.
About First Western
First Western is a financial services holding company headquartered in Denver, Colorado, with operations in Colorado, Arizona, Wyoming, California, and Montana. First Western and its subsidiaries provide a fully integrated suite of wealth management services on a private trust bank platform, which includes a comprehensive selection of deposit, loan, trust, wealth planning and investment management products and services. First Western’s common stock is traded on the Nasdaq Global Select Market under the symbol “MYFW.” For more information, please visit www.myfw.com.

Non-GAAP Financial Measures
Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures include “Tangible Common Equity,” “Tangible Common Book Value per Share,” “Return on Tangible Common Equity,” “Efficiency Ratio,” “Gross Revenue,” and “Allowance for Credit Losses to Adjusted Loans". The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies. Reconciliation of non-GAAP financial measures, to GAAP financial measures are provided at the end of this press release.

Forward-Looking Statements
Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “position,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “opportunity,” “could,” or “may.” The forward-looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause us to make changes to our future plans. Those risks and uncertainties include, without limitation, the lack of soundness of other financial institutions or financial market utilities may adversely affect the Company; the Company’s ability to engage in routine funding and other transactions could be adversely affected by the actions and commercial soundness of other financial institutions; financial institutions are interrelated because of trading, clearing, counterparty or other relationships; defaults by, or even rumors or questions about, one or more financial institutions or financial market utilities, or the financial services industry generally, may lead to market-wide liquidity problems and losses of client, creditor and counterparty confidence and could lead to losses or defaults by other financial institutions, or the Company; integration risks and projected cost savings in connection with acquisitions; the risk of geographic concentration in Colorado, Arizona, Wyoming, California, and Montana; the risk of changes in the economy affecting real estate values and liquidity; the risk in our ability to continue to originate residential real estate loans and sell such loans; risks specific to commercial loans and borrowers; the risk of claims and litigation pertaining to our fiduciary responsibilities; the risk of competition for investment managers and professionals; the risk of fluctuation in the value of our investment securities; the risk of changes in interest rates; and the risk of the adequacy of our allowance for credit losses and the risk in our ability to maintain a strong core deposit base or other low-cost funding sources. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 15, 2024 (“Form 10-K”), and other documents we file with the SEC from time to time. We urge readers of this news release to review the “Risk Factors” section our Form 10-K and any updates to those risk factors set forth in our subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and our other filings with the SEC. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.
Contacts:
Financial Profiles, Inc.
Tony Rossi
310-622-8221
MYFW@finprofiles.com
IR@myfw.com

First Western Financial, Inc.
Condensed Consolidated Statements of Income (unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands, except per share amounts)	2024	2023	2023
Interest and dividend income:
Loans, including fees	$35,139	$35,625	$32,080
Loans accounted for under the fair value option	209	257	427
Investment securities	603	600	629
Interest-bearing deposits in other financial institutions	2,352	1,350	1,403
Dividends, restricted stock	95	161	173
Total interest and dividend income	38,398	37,993	34,712

Interest expense:
Deposits	20,622	19,037	13,092
Other borrowed funds	1,706	2,625	2,047
Total interest expense	22,328	21,662	15,139
Net interest income	16,070	16,331	19,573
Less: provision/(release) for credit losses	72	8,493	(310)
Net interest income, after provision/(release) for credit losses	15,998	7,838	19,883

Non-interest income:
Trust and investment management fees	4,930	4,705	4,635
Net gain on mortgage loans	1,264	379	1,019
Net gain/(loss) on loans held for sale	117	—	(178)
Bank fees	891	412	592
Risk management and insurance fees	49	544	127
Income on company-owned life insurance	105	101	90
Net loss on loans accounted for under the fair value option	(302)	(91)	(543)
Unrealized (loss)/gain recognized on equity securities	(6)	(2)	10
Other	229	33	54
Total non-interest income	7,277	6,081	5,806
Total income before non-interest expense	23,275	13,919	25,689

Non-interest expense:
Salaries and employee benefits	11,267	9,988	13,098
Occupancy and equipment	1,976	1,937	1,914
Professional services	2,411	1,990	1,923
Technology and information systems	1,010	928	832
Data processing	948	1,189	1,139
Marketing	194	415	391
Amortization of other intangible assets	57	62	64
Other	1,833	1,767	1,167
Total non-interest expense	19,696	18,276	20,528
Income/(loss) before income taxes	3,579	(4,357)	5,161
Income tax (benefit)/expense	1,064	(1,138)	1,341
Net income/(loss) available to common shareholders	$2,515	$(3,219)	$3,820
Earnings/(loss) per common share:
Basic	$0.26	$(0.34)	$0.40
Diluted	0.26	(0.34)	0.39

First Western Financial, Inc.
Condensed Consolidated Balance Sheets (unaudited)

	March 31,	December 31,	March 31,
(Dollars in thousands)	2024	2023	2023
Assets
Cash and cash equivalents:
Cash and due from banks	$8,136	$7,284	$6,920
Interest-bearing deposits in other financial institutions	249,753	247,158	288,147
Total cash and cash equivalents	257,889	254,442	295,067

Held-to-maturity securities (fair value of $64,908, $66,617 and $73,570, respectively), net of allowance for credit losses of $71	72,303	74,102	79,565
Correspondent bank stock, at cost	4,461	7,155	13,222
Mortgage loans held for sale, at fair value	10,470	7,254	9,873
Loans (includes $11,922, $13,726, and $20,807 measured at fair value, respectively)	2,475,524	2,530,915	2,469,038
Allowance for credit losses	(24,630)	(23,931)	(19,843)
Loans, net	2,450,894	2,506,984	2,449,195
Premises and equipment, net	24,869	25,256	25,383
Accrued interest receivable	11,919	11,428	10,976
Accounts receivable	4,980	5,095	4,713
Other receivables	5,254	4,467	2,396
Goodwill and other intangible assets, net	31,797	31,854	32,040
Deferred tax assets, net	5,695	6,407	6,792
Company-owned life insurance	16,635	16,530	16,242
Other assets	35,051	24,488	23,043
Total assets	$2,932,217	$2,975,462	$2,968,507

Liabilities
Deposits:
Noninterest-bearing	$434,236	$482,579	$545,064
Interest-bearing	2,097,734	2,046,460	1,846,863
Total deposits	2,531,970	2,529,039	2,391,927
Borrowings:
Federal Home Loan Bank and Federal Reserve borrowings	69,484	125,711	261,385
Subordinated notes	52,397	52,340	52,167
Accrued interest payable	2,415	3,793	1,786
Other liabilities	30,423	21,841	21,420
Total liabilities	2,686,689	2,732,724	2,728,685

Shareholders’ Equity
Total shareholders’ equity	245,528	242,738	239,822
Total liabilities and shareholders’ equity	$2,932,217	$2,975,462	$2,968,507

First Western Financial, Inc.
Consolidated Financial Summary (unaudited)

	March 31,	December 31,	March 31,
(Dollars in thousands)	2024	2023	2023
Loan Portfolio
Cash, Securities, and Other(1)	$151,178	$140,053	$157,308
Consumer and Other	18,556	27,446	22,183
Construction and Development	333,284	347,515	283,999
1-4 Family Residential	910,129	925,984	889,782
Non-Owner Occupied CRE	562,862	546,966	536,679
Owner Occupied CRE	194,338	197,205	223,449
Commercial and Industrial	297,573	336,842	340,632
Total	2,467,920	2,522,011	2,454,032
Loans accounted for under the fair value option	12,276	14,129	21,052
Total loans held for investment	2,480,196	2,536,140	2,475,084
Deferred (fees) costs and unamortized premiums/(unaccreted discounts), net(2)	(4,672)	(5,225)	(6,046)
Loans (includes $11,922, $13,726, and $20,807 measured at fair value, respectively)	$2,475,524	$2,530,915	$2,469,038
Mortgage loans held for sale	10,470	7,254	9,873

Deposit Portfolio
Money market deposit accounts	$1,503,598	$1,386,149	$1,277,988
Time deposits	442,834	496,452	354,545
Negotiable order of withdrawal accounts	132,415	147,488	192,011
Savings accounts	18,887	16,371	22,319
Total interest-bearing deposits	2,097,734	2,046,460	1,846,863
Noninterest-bearing accounts	434,236	482,579	545,064
Total deposits	$2,531,970	$2,529,039	$2,391,927
____________________
(1) Includes PPP loans of $3.8 million as of March 31, 2024, $4.3 million as of December 31, 2023, and $6.1 million as of March 31, 2023.
(2) Includes fair value adjustments on loans held for investment accounted for under the fair value option.

First Western Financial, Inc.
Consolidated Financial Summary (unaudited) (continued)

	As of or for the Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2024	2023	2023
Average Balance Sheets
Assets
Interest-earning assets:
Interest-bearing deposits in other financial institutions	$177,523	$104,789	$127,608
Investment securities	74,666	76,331	82,106
Correspondent bank stock	4,451	7,576	9,592
Loans	2,490,300	2,521,532	2,456,922
Mortgage loans held for sale	6,752	9,915	7,521
Loans held at fair value	13,134	14,755	22,722
Total interest-earning assets	2,766,826	2,734,898	2,706,471
Allowance for credit losses	(23,974)	(23,308)	(20,325)
Noninterest-earning assets	124,144	126,132	125,201
Total assets	$2,866,996	$2,837,722	$2,811,347

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits	$2,008,246	$1,914,856	$1,805,994
FHLB and Federal Reserve borrowings	92,195	139,316	142,642
Subordinated notes	52,360	52,299	52,135
Total interest-bearing liabilities	2,152,801	2,106,471	2,000,771
Noninterest-bearing liabilities:
Noninterest-bearing deposits	446,457	456,787	545,670
Other liabilities	22,250	25,387	26,206
Total noninterest-bearing liabilities	468,707	482,174	571,876
Total shareholders’ equity	245,488	249,077	238,700
Total liabilities and shareholders’ equity	$2,866,996	$2,837,722	$2,811,347

Yields/Cost of funds (annualized)
Interest-bearing deposits in other financial institutions	5.33%	5.11%	4.46%
Investment securities	3.25	3.12	3.11
Correspondent bank stock	8.58	8.43	7.31
Loans	5.66	5.58	5.28
Loan held at fair value	6.40	6.91	7.62
Mortgage loans held for sale	6.79	6.60	6.04
Total interest-earning assets	5.58	5.51	5.20
Interest-bearing deposits	4.13	3.94	2.94
Total deposits	3.38	3.18	2.26
FHLB and Federal Reserve borrowings	4.23	5.36	3.89
Subordinated notes	5.66	5.63	5.38
Total interest-bearing liabilities	4.17	4.08	3.07
Net interest margin	2.34	2.37	2.93
Net interest rate spread	1.41	1.43	2.13

First Western Financial, Inc.
Consolidated Financial Summary (unaudited) (continued)

	As of or for the Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands, except share and per share amounts)	2024	2023	2023
Asset Quality
Non-performing loans	$46,044	$51,125	$12,460
Non-performing assets	46,044	51,125	12,460
Net charge-offs	—	8,595	5
Non-performing loans to total loans	1.86%	2.02%	0.50%
Non-performing assets to total assets	1.57	1.72	0.42
Allowance for credit losses to non-performing loans	53.49	46.81	159.25
Allowance for credit losses to total loans	1.00	0.95	0.81
Allowance for credit losses to adjusted loans(1)	1.00	0.95	0.81
Net charge-offs to average loans	—	0.34	*

Assets Under Management	$7,141,453	$6,752,981	$6,382,036

Market Data
Book value per share at period end	25.52	25.33	25.22
Tangible book value per common share(1)	22.21	22.01	21.85
Weighted average outstanding shares, basic	9,621,309	9,572,582	9,503,715
Weighted average outstanding shares, diluted	9,710,764	9,572,582	9,732,674
Shares outstanding at period end	9,621,309	9,581,183	9,507,564

Consolidated Capital
Tier 1 capital to risk-weighted assets	9.77%	9.40%	9.28%
CET1 to risk-weighted assets	9.77	9.40	9.28
Total capital to risk-weighted assets	13.15	12.59	12.39
Tier 1 capital to average assets	7.73	7.77	7.75

Bank Capital
Tier 1 capital to risk-weighted assets	11.00	10.54	10.29
CET1 to risk-weighted assets	11.00	10.54	10.29
Total capital to risk-weighted assets	12.02	11.45	11.12
Tier 1 capital to average assets	8.70	8.71	8.59
____________________
(1) Represents a Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.
* Value results in an immaterial amount.

First Western Financial, Inc.
Consolidated Financial Summary (unaudited) (continued)
Reconciliations of Non-GAAP Financial Measures

	As of or for the Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands, except share and per share amounts)	2024	2023	2023
Tangible Common
Total shareholders' equity	$245,528	$242,738	$239,822
Less: goodwill and other intangibles, net	31,797	31,854	32,040
Tangible common equity	$213,731	$210,884	$207,782

Common shares outstanding, end of period	9,621,309	9,581,183	9,507,564
Tangible common book value per share	$22.21	$22.01	$21.85
Net income/(loss) available to common shareholders	2,515	(3,219)	3,820
Return on tangible common equity (annualized)	4.71%	(6.11)%	7.35%

Efficiency
Non-interest expense	$19,696	$18,276	$20,528
Less: amortization	57	62	64
Adjusted non-interest expense	$19,639	$18,214	$20,464

Total income before non-interest expense	$23,275	$13,919	$25,689
Less: unrealized (loss)/gain recognized on equity securities	(6)	(2)	10
Less: net loss on loans accounted for under the fair value option	(302)	(91)	(543)
Less: net gain/(loss) on loans held for sale at fair value	117	—	(178)
Plus: provision/(release) for credit losses	72	8,493	(310)
Gross revenue	$23,538	$22,505	$26,090
Efficiency ratio	83.44%	80.93%	78.44%

Allowance for Credit Loss to Adjusted Loans
Total loans held for investment	2,480,196	2,536,140	2,475,084
Less: PPP loans	3,779	4,343	6,100
Less: loans accounted for under fair value	12,276	14,129	21,052
Adjusted loans	$2,464,141	$2,517,668	$2,447,932

Allowance for credit losses	$24,630	$23,931	$19,843
Allowance for credit losses to adjusted loans	1.00%	0.95%	0.81%